EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2004, except for Notes 1 and 7, as to which the date is April 15, 2004, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-111289) and related Prospectus of salesforce.com, inc. for the registration of 11,500,000 shares of its common stock.

/s/    ERNST & YOUNG LLP

Palo Alto, California

April 15, 2004